Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEVI STRAUSS & CO.

Pursuant to Sections 242 and 245

Of the Delaware General Corporation Law

Levi Strauss & Co. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Levi Strauss & Co. The date of the filing of its original Certificate of Incorporation with the Secretary of State was November 23, 1970, under the name of Levi Strauss of Delaware, Inc.

2. The Board of Directors of the Corporation unanimously adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation:

A new Article FIFTH is hereby added to read in its entirety as follows:

FIFTH. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specific circumstances, shall be divided into three classes as nearly equal in number as is reasonably possible. At the 2001 annual meeting of stockholders the directors of the first class shall be elected for a term of one year, the directors of the second class shall be elected for a term of three years. At each subsequent annual meeting of stockholders, the successors to the directors whose terms shall expire that year shall be elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. In any event, each director of the corporation shall hold office until his successor is duly elected and qualified. Any director, or the entire Board, may be removed from office at any time with or without cause, by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in an election for directors.

3. On March 28, 2001, the stockholders of the Corporation approved the foregoing amendment via unanimous written consent in accordance with the provisions of the Restated Certificate of Incorporation and the Delaware General Corporation Law.

4. The foregoing amendment and this Amended and Restated Certificate of Incorporation have been duly adopted by the Board of Directors of the Corporation and duly executed and acknowledged in accordance with Sections 103, 242 and 245 of the Delaware General Corporation Law.

5. Effective as of 5:00 p.m., New York City time, on March 30, 2001, the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEVI STRAUSS & CO.

FIRST. The name of the Corporation is Levi Strauss & Co. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. Its registered agent at that address is The Prentice-Hall Corporation System, Inc.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

A. Authorized Stock.

The Corporation shall be authorized to issue 280,000,000 shares of capital stock, of which 270,000,000 shares shall be shares of common stock, par value $0.01 per share (“Common Stock”) and 10,000,000 shares shall be shares of preferred stock, par value $1.00 per share (“Preferred Stock”).

B. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitation prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof, including, without limitation, the dividend, conversation and voting rights, the redemption rights and terms, and the liquidation preferences, if any, and to increase or decrease the number of shares of Preferred Stock of any such series (but not below the number of shares of Preferred Stock thereof then outstanding).

C. Common Stock.

Subject to the preferences of any shares of Preferred Stock issued pursuant to Section B of this Article Fourth, the holders of shares of Common Stock shall be entitled: (i) to receive such dividends as may be declared by the Board; (ii) to receive, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, all of the remaining assets of the Corporation available for distribution to the stockholders, ratably in proportion to the number of shares of Common Stock held by them; and (iii) to vote on all matters at all meetings of the stockholders of record of the Corporation and shall be entitled to one vote for each share of Common Stock held of record by such stockholder. Shares of Common Stock may be issued by the Board for such consideration, having a value of not less than the par value thereof, as is determined by the Board.

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Pursuant to 17 C.F.R. Section 200.83

D. Transfers in Violation of Stockholders’ Agreement.

From the time of execution of the Stockholders’ Agreement dated as of April 15, 1996 by and among LSAI Holding Corp. and its stockholders, (as such agreement may be amended from time to time, the “Stockholders’ Agreement”), and for so long as such agreement remains in effect, any sale, assignment, gift, pledge or encumbrance or other transfer (each, a “Transfer”) of capital stock of the Corporation made in violation of the Stockholders’ Agreement shall be null and void. The Corporation shall not register, recognize or give effect to any such Transfer but rather shall continue to recognize the transferor on the books and records of the Corporation as the holder of record of any such shares.

FIFTH. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specific circumstances, shall be divided into three classes as nearly equal in number as is reasonably possible. At the 2001 annual meeting of stockholders the directors of the first class shall be elected for a term of one year, the directors of the second class shall be elected for a term of two years and the directors of the third class shall be elected for a term of three years. At each subsequent annual meeting of stockholders, the successors to the directors whose terms shall expire that year shall be elected to hold office for the term of three years, so that the term of the office of one class of directors shall expire in each year. In any event, each director of the corporation shall hold office until his successor is duly elected and qualified. Any director, or the entire Board, may be removed from office at any time with or without cause, by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in an election for directors.

SIXTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment of repeal.

SEVENTH. Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh. Any amendment or repeal of this Article Seventh shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

EIGHTH. In exercising the powers granted to it by law, this Certificate of Incorporation, and the By-laws, the members of the Board of Directors may consider, and act upon their beliefs concerning, the Corporation’s long-term financial and other interests, and may take into account, among other factors, the social, economic and legal effects of the Corporation’s actions upon all constituencies having a

Confidential Treatment Requested by Levi Strauss & Co.

Pursuant to 17 C.F.R. Section 200.83

relationship with the Corporation, including without limitation, its stockholders, employees, customers, suppliers, consumers, and the community at large, so long as all actions and decisions reflecting such considerations are reasonably calculated to be in the interests of the stockholders of the Corporation.

NINTH. The Board is expressly authorized to make, alter, or repeal the By-Laws of the Corporation, except for any By-Law which specifically prohibits such alteration or repeal without the approval of the stockholders of the Corporation.

TENTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon the Corporation’s stockholders are granted subject to this reservation.

*    *     *

IN WITNESS WHEREOF, Levi Strauss & Co. has caused this certificate to be signed by Nenita T. Sobejana, its Secretary, this 30th day of March, 2001.

LEVI STRAUSS & CO.

By:	/s/ Nenita T. Sobejana
Name: Nenita T. Sobejana
Title: Secretary

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